EMPLOYMENT AND NON-COMPETE AGREEMENT

        This Agreement is made as of October 24, 2004, between Operational Research Consultants, Inc., a Virginia corporation (the “Company”); WidePoint Corporation, a Delaware corporation (“WidePoint”); and Daniel Turissini (“Employee”). The parties agree that the terms and provisions of this Agreement are subject to and contingent upon the closing of the acquisition of the Company by WidePoint. Subject to the foregoing, the Company, WidePoint and Employee hereby agree as follows:

        1.       Employment. The Company agrees to employ Employee in the respective positions set forth and described herein and as attached as Exhibit A, and Employee accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending upon termination pursuant to paragraph 4 (the “Employment Period”).

        2.       Compensation and Benefits. In consideration for the valuable services to be rendered by Employee and for Employee’s agreement not to compete against the Company or WidePoint as described in paragraph 5, the Company hereby agrees that during the first two (2) years of the Employment Period, the Company will pay Employee a gross Base Salary (the “Base Salary”) as set forth and described herein and as attached as Exhibit B. The Base Salary of Employee after the first two (2) years of this Agreement shall be determined by the Board of Directors of the Company and the Compensation Committee of the Board of Directors of WidePoint. Employee also shall be entitled to (1) reimbursement for actual business expenses which have been pre-approved in writing by the Company; (2) comparable combined paid vacation/sick leave and medical and other benefits consistent with those received by other similarly situated employees of the Company unless superseded in Exhibit B; and (3) bonus compensation in amounts as determined in the reasonable discretion of the Board of Directors of the Company and the Compensation Committee of the Board of Directors of WidePoint unless superseded in Exhibit B. Employee shall also be entitled to receive the stock options from WidePoint as determined in the reasonable discretion of the Compensation Committee of the Board of Directors of WidePoint unless superseded in Exhibit B. Employee shall be covered by the directors and officers liability insurance coverage of WidePoint so long as Employee is the Chief Executive Officer and President of the Company.

        3.       Services. During the Employment Period, Employee agrees to devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business affairs of the Company, as its Chief Executive Officer and President with duties similar to Employee’s duties prior to the date of this Agreement and as further described in Exhibit A (except for reasonable vacation periods subject to the reasonable approval of the Company or WidePoint or reasonable periods of illness or other incapacity). During the Employment Period, Employee agrees to render such services as the Company may from time to time direct. During the Employment Period, Employee agrees that Employee will not, except with the prior written consent of the Company and WidePoint, become engaged in or render services for any business other than the business of the Company and WidePoint. The Company and WidePoint each agrees that during the Employment Period, Employee shall not be required to relocate from his current residence.

        4.       Termination. The Employment Period will continue from the date of this Agreement unless terminated earlier by (a) Employee’s death or permanent disability which renders the Employee unable to perform Employee’s duties hereunder (as determined by the Company and WidePoint in their good faith judgment), (b) by Employee’s resignation, commencing from and after the third anniversary date of this Agreement, upon prior written notice to the Company and WidePoint of ninety (90) days before the annual anniversary date of this Agreement, or (c) the Company and/or WidePoint for Cause. For purpose of this paragraph 4, “Cause” shall mean (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company, WidePoint or their designee (except due to sickness, injury or disabilities), after prior notice to Employee and a reasonable opportunity to cure by Employee of up to thirty (30) days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company and WidePoint, materially injures the Company or WidePoint, including the repeated failure to follow the policies and procedures of the Company or WidePoint, after prior notice to Employee and a reasonable opportunity to cure by Employee of up to thirty (30) days, (iii) a material breach of this Agreement by Employee, after prior notice to Employee and a reasonable opportunity to cure by Employee of up to thirty (30) days, (iv) the commission by Employee of a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty against the Company or WidePoint or (v) a proper business purpose of the Company or WidePoint, which shall be limited only to a decrease in the staffing of the office in which the Employee is working or the elimination of the position filled by Employee as a result of a material decrease in revenues and/or profits at the office in which Employee is working, but with other cost cutting measures and the termination of other employees at such office being first considered and instituted as determined in the sole judgment of the Company and WidePoint prior to the termination of Employee; provided, however, that in the event the Company terminates Employee under this subparagraph (v), then (I) the scope of the non-compete under Paragraph 5 shall be limited to the products and services offered by the Company as of the termination of Employee under subparagraph (v) and (II) the Company shall pay to Employee the lesser of (A) Employee’s salary and benefits each month for the six (6) month period immediately following such termination under subparagraph (v) or (B) in the event less than six (6) months remains in the then current term of Employee’s employment with the Company, then Employee shall receive Employee’s salary and benefits each month for such lesser remaining period of time.

        5.       Non-Compete.

            (a)        In the event the Employment Period is terminated under paragraphs 4(b) or 4(c) above, then the non-compete provisions of this paragraph 5 will apply to Employee. In the event the Employment Period is otherwise terminated, such as without Cause, then no part of this paragraph 5 will apply to Employee.

            (b)        Employee recognizes and acknowledges that by virtue of accepting employment hereunder, Employee will acquire valuable training and knowledge, enhance Employee’s professional skills and experience, and learn proprietary trade secrets and Confidential Information of the Company and WidePoint. In consideration of the foregoing and this employment contract, Employee agrees that during the Employment Period and for one (1) year thereafter (the “Non-Compete Period”), Employee will not directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing any computer, technology, IT, consulting or any other services and/or products of any type whatsoever to any federal, state and/or local governments and/or to any existing or targeted customers or clients of the Company and/or WidePoint, with the term “targeted” meaning customers or clients that the Company or WidePoint has contacted within the last 12 months or included in a sales or strategic plan of the Company or WidePoint prior to the date of termination of the Employment Period; nor shall Employee solicit any other Person to engage in any of the foregoing activities or knowingly request, induce or attempt to influence any then existing or targeted customers, clients or suppliers of the Company or WidePoint to curtail any business they are currently, or in the last 36 months have been, transacting with the Company or WidePoint (the “Non-Compete). Nothing herein will prevent Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in a competitive business of the Company or WidePoint and which is publicly traded, so long as Employee has no participation in the business of such corporation. Furthermore, during the Non-Compete Period, Employee shall not, without the Company’s or WidePoint’s prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any existing employee or recruit to leave or discourage their employment with the Company or WidePoint. Employee agrees that the restraint imposed under this paragraph 5 is reasonable and not unduly harsh or oppressive.

            (c)        If, at the time of enforcement of any provision of paragraph 5(b) above, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company, WidePoint and Employee agree that the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

            (d)        Since a material purpose of this Agreement is to protect the Company’s and WidePoint’s investment in the Employee and to secure the benefits of Employee’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this paragraph 5. Therefore, in the event of a breach by Employee of any of the provisions of this paragraph 5, the Company, WidePoint or their successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

        6.       Confidential Information. Employee acknowledges that the information, data and trade secrets (collectively, “Confidential Information”) obtained by Employee during the course of Employee’s performance under this Agreement, and previously if Employee has already been an employee of the Company, concerning the business or affairs of the Company or WidePoint are the property of the Company and WidePoint, respectively. For purposes of this Agreement, “trade secret” means any method, program or compilation of information which is used in the Company’s or WidePoint’s business, including but not limited to: (a) techniques, plans and materials used by the Company or WidePoint, (b) marketing methods and strategies employed by the Company or WidePoint, and (c) all lists of past, present or targeted customers, clients or suppliers of the Company or WidePoint. Employee agrees that Employee will not disclose to any unauthorized Person or use for Employee’s own account any of such Confidential Information without the written consent of the Company and WidePoint, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act or become known to Employee lawfully outside the scope of Employee’s employment under this Agreement. Employee agrees to deliver to the Company and WidePoint at the termination of Employee’s employment, or at any other time the Company or WidePoint may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or WidePoint which Employee may then possess or have under Employee’s control.

        7.       Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

To the Company or WidePoint:	Mr. James T. McCubbin c/o WidePoint Corporation One Lincoln Centre, Suite 1100 Oakbrook Terrace, Illinois 60181

To Employee:	Daniel Turissini 7733 Canal Ct McLean, VA 22102

With a copy to	Leigh-Alexandra Basha Peterson & Basha, PLC 8214-C Old Courthouse Road Vienna, VA 22182

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

        8.       Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company and WidePoint, and their respective successors and assigns. Employee may not assign Employee’s rights or delegate Employee’s obligations hereunder without the prior written consent of the Company and WidePoint. The Company and WidePoint may assign its respective rights and delegate its duties hereunder without the consent of Employee to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the Commonwealth of Virginia. All parties hereby consent to subject matter jurisdiction, personal jurisdiction and venue in the appropriate federal court located in Fairfax, Virginia for disputes under this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company, WidePoint and Employee. If either party breaches this Agreement, the prevailing party shall be entitled to recover costs, including reasonable attorney’s fees, from the non-prevailing party.

        9.       Definitions. “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof. “Permitted Transferee”shall mean WidePoint or a subsidiary, affiliate or successor of WidePoint or the Company.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:	EMPLOYEE:
_________________________	____________________________
Daniel Turissini
Attest (Seal):	OPERATIONAL RESEARCH CONSULTANTS, INC.
__________________________	By:___________________________
James T. McCubbin	Steve L. Komar
Secretary	President
Attest (Seal):	WIDEPOINT CORPORATION
__________________________	By:___________________________
James T. McCubbin	Steve L. Komar
Secretary	Chairman & Chief Executive Officer

5